Exhibit 10.6

Design, Architecture, Engineering and

Construction Management Contract

This Design, Architecture & Engineering and Construction Management Contract (this “Contract”) is made as of 23 day of September, 2010 by and between:

VOLCANO:	VOLCARICA, SOCIEDAD DE RESPONSABILIDAD LIMITADA (“VOLCANO”), corporate identification number 3- 102- 515567, domiciled in San José, Santa Ana, Forum Business Center, Building C, Office One C One, duly represented by John Dahldorf, of legal age, married, CFO, resident of Carlsbad, California, U.S.A, personal identity card number XXX-XX-XXXX, in his capacity as Manager, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the Notarial Statement attached hereto as Schedule One (a), and

CFZ:	ZONA FRANCA COYOL, SOCIEDAD ANÓNIMA (“CFZ”), corporate identification number 3- 101- 420512, domiciled in Escazú, one hundred meters South of the Multiplaza Shopping Center, Terraforte Building, duly represented by ANDRE GARNIER KRUSE, of age, married, a businessman, resident of San José, bearer of identity card number X-XXX-XXXX; and JORGE MONGE AGÜERO, of age, married, engineer, resident of Freses, Curridabat, from Pops 25 meters East, 300 north 50 east and 50 north, bearer of identity card number X-XXX-XXXX, in their capacity acting together, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the Notarial Statement attached hereto as Schedule One (b).

VOLCANO and CFZ are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”. The Parties, have agreed to enter into this Contract for the design, engineering, architecture, construction management services and general contracting in connection with the following Project, and shall be governed by the following clauses:

VOLCANO BUILDOUT OF MANUFACTURING BUILDING

Zona Franca Coyol

Alajuela

Preamble:

1.	Whereas, in accordance with Trust, Land Purchase and Right of First Refusal to Purchase Agreement to be executed between CFZ and VOLCANO on this same date (the “Land

Deed and Trust”), CFZ will transfer to Trustee a property registered in the Public Registry Property of Alajuela, identified as Filial Lots numbers 37, 38, 39, 41, 42 and 43, registered in the Public Registry Property of Alajuela, Property Numbers 1) 2- 68528-F- 000, 2) 2- 68529-F- 000, 3) 2- 68530-F- 000, 4) 2- 68532-F- 000, 5) 2- 68533-F- 000, and 6) 2- 68534-F- 000 (hereinafter individually each the “Property” and jointly the “Properties”), that are located in “Condominio Horizontal Industrial Comercial con fincas filiales primarias individualizadas (FFPI) Zona Franca Coyol” (the “Condominium”), identification number 3- 109- 533883, as set forth in the Location Plan attached hereto as Schedule Two (a).

2.	Whereas, CFZ is the Administrator of the Condominium and the Free Trade Zone Industrial and Business Park, known as “Zona Franca Coyol – Free Zone Industrial and Business Park” (the “Park”), in accordance with Law number 7210 of the Republic of Costa Rica and Executive Decree number 252-2006, a copy of which is attached hereto as Schedule Three.

3.	Whereas, the Premises will be improved by a cold shell building designed and constructed by CFZ pursuant to that certain Cold Shell Construction Agreement (the “Building”) executed on this same date, and VOLCANO wishes to complete the construction of such building and addition of manufacturing equipment and related improvements, in order to have a fully operational manufacturing facility (the “Facility”), all according to the contractual specifications and plans as agreed upon herein (collectively, the “Project”).

4.	Whereas, VOLCANO intends to contract CFZ in order for CFZ to act as a designer, planner, and construction manager of the Project with CFZ acting as constructor and general contractor. The Project and all other work and services required by this Contract, including without limitation all labor, materials, equipment and services required for the Project (collectively the “Work”) are to be performed and/or provided by CFZ, and the subcontractors hired by CFZ, with the exclusions listed on Schedule Ten that are out of Scope Manual, defined below.

5.	Whereas, VOLCANO intends to hire CFZ on a cost-plus basis whereby CFZ shall perform or cause to be performed the Work for the Cost of Work (hereinafter defined) plus the Construction Management Fee (hereinafter defined) and as described in the Construction Documents, all according to the contractual specifications and plans as agreed upon herein, and as disclosed to CFZ in the scope manual (the “Scope Manual”) provided by VOLCANO, and attached hereto as Schedule Nine. Approved subcontracts and supply agreements for the Work under Coyol’s responsibilities as per item 4 above, required for the completion of the Facility shall be incorporated as Change Orders.

Now therefore in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to as follows:

ARTICLE 1 RELATIONSHIP OF PARTIES AND EXTENT OF CONTRACT

1.1	The Parties do not have an employment relationship and do not intend to create a partnership or joint venture between them by this Contract. The relationship created by this Contract shall be that of independent contractor. Neither CFZ nor its employees shall be employees of VOLCANO for any purpose. CFZ shall be solely responsible for payment of salaries, social charges, insurance and any other employer responsibility related to its employees, and shall request this same responsibility from all of CFZ’s subcontractors.

1.2	CFZ and VOLCANO accept the relationship in good faith, fair dealing and trust established by this Contract and shall cooperate with each other in furthering VOLCANO’s interests. CFZ shall exercise its judgment and skill in furnishing construction management and administrative services and shall perform its services in an expeditious and economical manner for the benefit of VOLCANO. CFZ shall conduct its services in an efficient manner and shall diligently carry out its responsibilities under this Contract.

1.3	It is within CFZ’s discretion to decide whether any Services to be performed by CFZ will be performed by CFZ itself or by a subcontractor of CFZ, provided, however, that CFZ shall not subcontract with any person or entity with whom VOLCANO objects, which objection may be made in VOLCANO’s sole discretion.

ARTICLE 2 CFZ’s PRE CONSTRUCTION SERVICES

CFZ shall provide to VOLCANO services for the design, inspection and construction management and construction of the above mentioned Project in two Phases, Pre Construction Phase (sometimes separately referred to as the “Preconstruction Services”) and Construction Phase (“Construction Phase Services” and, together with the Preconstruction Services, referred to as the “Services”) all of which shall be a part of the Work, and all of which is performed in accordance with a scope manual (the “Scope Manual”) provided by VOLCANO, and attached hereto as Schedule Nine. CFZ has designated the person below as its designated representative for general management of this Contract, (hereinafter referred to as the “CFZ Project Manager”):

Name: JUAN PABLO ROJAS

Address: Zona Franca Coyol Administrative Building

Phone: (506) 2435-6000

Fax: (506) 2435-6060

E-mail: jprojas@coyolfreezone.com

CFZ Second Site Project Manager:

Name: David Salas

Address: Zona Franca Coyol Administrative Building Phone: (506) 2435-6000

Fax: (506) 2435-6060

E-mail: dsalas@garnier.co.cr

The Pre Construction Services shall include the following services:

2.1.1	CFZ will prepare schematic design, any preliminary study, schedule documents and construction documents (the “Construction Documents”), that shall be approved by the Board of Engineers and Architects of Costa Rica (“Colegio Federado de Ingenieros y Arquitectos de Costa Rica”, CFIA), and CFZ shall be responsible for construction permits filing and for making its best efforts in order to obtain such permits. Costs and fees for permits will be VOLCANO´s obligation, within the Contract Sum.

2.1.2	CFZ will prepare and provide preliminary studies and schedule documents to VOLCANO.

2.1.3	CFZ will guide both Pre Construction and Construction processes to fulfill VOLCANO’S expectations and requirements, as disclosed per the Scope Manual, until Final Completion and hand-over to VOLCANO.

2.1.4	Project Organization: CFZ shall take the lead in construction team organization and management, establishing effective systems to facilitate communication, control and coordination between VOLCANO and subcontractors.

2.1.5	Schedules: Project “Master Schedule”. CFZ shall prepare a master schedule to introduce discipline into the Project’s planning, coordination and monitoring by comprehensively incorporating all the Project’s activities, showing durations, sequence and interdependencies of both design and construction activities. CFZ shall be responsible for providing VOLCANO with weekly updates as to the status of the work with respect to the project schedule and a monthly summary report. The current Master Schedule as attached hereto as Schedule Five.

Additionally CFZ shall develop with VOLCANO’s input and subject to VOLCANO’s approval the following schedules:

2.1.5.1

Design Schedule & Progress Reviews. CFZ shall also develop a separate but corresponding design schedule focusing on the completion of design documentation. CFZ shall cause the preparation of, and shall review the construction drawings, civil, mechanical, electrical, and structural plans and specifications and advise and make recommendations with respect to such factors as possible economies, availability of materials and labor, time requirements for procurement and construction, and project costs. CFZ shall cause the preparation of, and shall review shop drawings and specifications, and coordinate and eliminate areas of conflict and overlap in the work to be performed by the various trade Subcontractors.

2.1.5.2	“Schedule of Resources”. This schedule shall be used to coordinate the Project’s budget estimate, schedule the anticipated stakeholders of the Project, and chart the planned and actual cash flow and stakeholders required to complete the Project.

2.1.6	Establishing Control Budget Estimate. CFZ will work closely with VOLCANO Project Manager to confirm the actual scope of the work as described in the Scope Manual and propose values to the various components of the Project which will be approved by VOLCANO. In order to avoid increases in cost on this Project, CFZ will utilize the following tools to establish a disciplined approach towards identifying and correcting deviations:

2.1.6.1	“Initial Budget Estimate”. This estimate will forecast construction costs on the basis of historical data and local market conditions, as well as any existing bids.

2.1.6.2	“Budget and Cash Flow”. CFZ will review and comment on the Initial Budget Estimate for the entire Project and in parallel to the preparation of the Master Schedule, provide a cash flow study so that VOLCANO understands the Project’s requirements for cash draws on a monthly basis.

2.1.6.3	Analyze Alternate Systems. Review major systems and components of the Building (e.g. mechanical and electrical systems, exterior wall systems, control systems, and major architectural finishes) to identify potential cost savings and efficiencies. CFZ will consider not only the first installation cost but also maintenance costs for such systems and materials.

2.1.6.4	Any and all schedules, estimates, budgets and construction related documents prepared by CFZ will be subject to approval for use on the Project by VOLCANO’s Project Manager.

2.1.7	Bid Packages. As required, CFZ shall develop bidders’ interest in the Work, submit the bidders list to VOLCANO’s Project Manager, who is entitled to suggest the inclusion or exclusion of bidders, that all will be mutually approved, and establish bidding schedules. CFZ shall issue bidding documents approved by VOLCANO to bidders and conduct prebid conferences with prospective bidders. CFZ shall answer questions from bidders and issue the necessary addenda. VOLCANO shall have the right to attend any Prebid conferences and to review and approve any answers to questions and addenda.

CFZ shall receive bids, prepare bid analyses and make recommendations and comment with VOLCANO the results of the bid for all subcontractors required during the Construction Phase, in order to ensure compliance with Project requirements, budget and scope. Subcontracts exceeding fifty thousand ($50 000), CFZ will request 3 bids from 3 different contractors and VOLCANO´s Project Manager will decide which contractors to use for the specific work or less bids at VOLCANO´s Project Manager discretion. VOLCANO shall necessarily choose one of those three bids provided unless VOLCANO has a reasonable objection in which case VOLCANO can direct CFZ to seek new bids. Once VOLCANO has accepted a bid, CFZ will sign a Contract for such works with the accepted contractor in accordance with the terms of the bid subject, however, to the terms and conditions of this Contract.

2.1.8	Safety Program. CFZ will review requirements for job site safety as provided by its safety manual, which will be required in all Subcontractors’ contracts. CFZ will enforce implementation of such requirements, including its incorporation into the packaged bidding process. CFZ will prepare a safety manual for the Project and report followed by periodic monitoring and reporting procedure to be followed throughout the duration of the Project.

The following are the safety measures to be implemented by CFZ:

a)	CFZ shall take all necessary precautions to ensure the safety of its employees and duly authorized visitors, and shall comply with all applicable laws and regulations on safety and accident avoidance, as well as with all applicable building codes, to prevent accidents or injuries to the persons that are at, near, or next to the construction.

b)	CFZ shall comply with all the provisions set forth in the “Safety Regulations for Construction” of the Ministry of Labor and Ministry of Health. CFZ shall duly implement and maintain, at all times, as required by the stage of the construction and its progress, all necessary safeguards for the protection of workers and the public.

c)	CFZ shall maintain and ensure, on an exclusive basis, that its equipment, the storage of materials, and the activities of its workers are in perfect order and cleanliness. During the work process, CFZ shall not unreasonably overload the structures, and shall immediately cure any hazardous condition reported by VOLCANO’s Project Manager.

d)	CFZ shall implement an Occupational Safety Plan, with at least the minimum requirements, to be carried out at the construction.

e)	CFZ shall designate a member of its company to be responsible for accident prevention. The name and position of the elected person shall be communicated to VOLCANO by CFZ, and said person’s compensation shall be included in the fixed price of this agreement.

f)	In the event of any emergency that may affect the safety of the construction or the adjacent property, CFZ, without requiring any instructions or special authorization on the part of VOLCANO, can act according to its best judgment, to avoid losses or damages to the construction.

g)	CFZ will notify within 24 hours to VOLCANO of any lost time due to an accident.

2.1.9	Quality Control Plan. CFZ will provide guidelines for a quality control program, incorporating all Subcontractors, separate contractors hired directly by VOLCANO (if any) and VOLCANO’s activities. CFZ’s approach shall include a review of the Construction Documents, shop drawings and specifications. From this review, problems will be identified and discussed with the Subcontractors so that the correct standards and procedures are employed in the bid process. Subsequently, CFZ will carefully monitor the bid process so that there is a complete understanding of the installation techniques and the quality control standards.

2.1.10

Subcontractors. CFZ shall prepare and award the construction contracts necessary to complete the Project (collectively, the “Subcontracts”). CFZ shall negotiate and prepare the biding process for the corresponding contract, and provide VOLCANO with at least two bids to choose from, unless otherwise authorized by VOLCANO, and make recommendations as to the one CFZ considers appropriate for the Work. All Subcontracts, except those expressly included in the list in the exclusions list, Schedule Ten shall be directly between CFZ and the respective designers, subcontractors, vendors, suppliers, manufacturers and others who shall furnish any portion of Work associated with the Project (collectively, the “Subcontractors”), and therefore CFZ shall approve and execute all Subcontracts with VOLCANO’S joint approval. For the purposes of this Contract, Work shall be defined as all of the design services, construction, work, labor, materials, equipment, machinery, tools, supplies, services and other items provided by CFZ or subcontracted by CFZ to the Subcontractors until the delivery of all the “as built” drawings duly signed by the corresponding Subcontractors and designers. CFZ shall also advise on the division of the Project into individual Subcontracts for various categories of Work, including the method to be used for selecting Subcontractors and awarding Subcontracts. If multiple Subcontracts are to be awarded, CFZ shall review the Construction Documents and ensure that (1) all requirements for the Project have been assigned to the appropriate Subcontract, (2) the likelihood of jurisdictional disputes has been minimized, (3) the Work of the Subcontractors is coordinated, and proper coordination has been provided for phased construction and (4) The Subcontracts have sufficient guarantees, such as withholding guarantees and performance bonds, in order to ensure fulfillment of Subcontractors’ obligations.

2.1.10.1	CFZ shall receive certificates of insurance from the Subcontractors and hold them. The insurance to be provided by Subcontractors shall be subject to the acceptance of VOLCANO and will name VOLCANO as additional insured.

2.1.10.2	CFZ shall be responsible for the overall coordination among all of the Subcontractors. CFZ shall also monitor all Project construction to assure that all Subcontractors are acting in compliance with their respective Subcontracts, endeavoring to guard Project against defects;

2.1.10.3	Subcontractors, suppliers and sub-subcontractors of any tier are not intended to be and shall not be third party beneficiaries of this Contract.

2.1.11	Layout. CFZ will attend meetings with VOLCANO’s Project Manager for layout proposal, review layout design alternatives when solicited and collaborate in final freeze of layout design. CFZ will review design options and provide recommendations regarding potential cost savings that may be considered to lower the construction costs and/or decrease the overall construction schedule.

2.1.12	Preliminary Architecture and Engineering (A&E) Design based on Schematics. CFZ is going to review the Scope Manual provided by VOLCANO for every discipline supplied by VOLCANO and develop: schematic drawings with systems preliminary design, written design brief describing project systems, preliminary equipment dimensioning, description of special systems and room by room plans to review needs for each area, including all systems information. This information will become the baseline for the Drawings, Specifications and other documents to be developed by CFZ for construction purposes.

2.1.13	Long lead materials and equipment: CFZ shall coordinate and expedite the ordering and delivery of materials requiring long lead time as well as long lead time equipment with exemption of those included in the list of exclusions in Schedule Ten.

2.1.14	Special Consultants: CFZ shall assist, retain, select, and coordinate the professional services special consultants, testing laboratories and surveyors required for the Project.

2.1.15	Permits: CFZ shall file, and make its best efforts in order to obtain building construction permits for permanent improvements in a timely manner in accordance with the Master Schedule. CFZ shall ensure that all applicable assessments and fees have been paid. VOLCANO shall assist CFZ in the filing of documents required for the approvals of governmental authorities having jurisdiction over the Project.

The overall schedule of the project is subject to the permits being approved. If permits are not approved prior to the start of construction despite CFZ’s reasonable efforts to obtain such permits, the project schedule and budget will be reassessed to reflect not more than a day-for-day delay and actual costs resulting from such delay.

2.1.16	Deliverables: CFZ shall provide the following deliverables by the conclusion of the Pre Construction Phase:

2.1.16.1	Conduct schematic design review

2.1.16.2	Establish the Master Schedule including major milestones and decision dates.

2.1.16.3	Develop an Initial Budget Estimate based on the Schematic Documents.

2.1.16.4	Create a site safety plan.

2.1.16.5	Establish a procurement strategy including long lead items and equipment purchases.

2.1.16.6	Preparation of and assistance in the development of all bid packages and award of Subcontracts applicable at the time.

2.1.16.7	Prepare comparison chart of Subcontractors offers and make recommendation.

2.1.16.8	Review layout and Scope Manual prepared by VOLCANO.

2.1.16.9	Prepare bid packages for major facility equipment such as chillers, air handlers, boilers, and other high cost equipment as long as it is not included in the Exclusion List detailed in Schedule Ten.

2.1.16.10	Design development of Architecture and Engineering documents approved in conformance with the Costa Rican laws.

2.1.16.11	Permit filing.

ARTICLE 3 CFZ’s CONSTRUCTION SERVICES AND GENERAL CONTRACTING

3.1	The “Construction Phase” shall start pursuant to the Master Schedule, and end upon Final Completion. CFZ shall provide the following Construction Phase Services to VOLCANO for the Construction Phase:

3.1.1	During the Construction phase of the Project, CFZ will provide the following Construction related services as well being directly responsible to VOLCANO for the actual performance of the Work, provided VOLCANO fulfils payment:

A.	Scheduling

B.	Budget and Cost Control by the following categories (Clean room, Offices, Warehouse, Labs and Cafeteria)

C.	Supervision of Subcontractors

D.	Cash Flow Control, Accounting and Exemptions

E.	Job Closeout

F.	Design Development and Specifications

G.	Construction Documents and other relevant documents (including provision of as build drawings)

H.	Multidisciplinary Inspection

I.	At-risk General Contracting

In addition, all Construction Documents complement each other, and anything required in one shall be binding for all. If there are any ambiguities or discrepancies, the following hierarchical order as to their prevalence shall apply:

1.	This Contract, including executed changes to this agreement;

2.	Addenda to this Agreement; and

3.	Construction Documents.

Furthermore, in each specialized field, the specialized plans shall prevail over the general ones, the drawings at larger scale shall prevail over those of lower scale, and the dimensions specified shall prevail over measurements at scale.

3.1.2	Defective Work or Materials.

Work or materials not conforming to the requirements of the Construction Documents are hereby deemed to be rejected, whether in place or not and regardless of whether or not such material have been expressly rejected by VOLCANO. Rejected Materials or Work shall be immediately removed from the construction site and CFZ shall promptly replace such rejected Materials and shall repair and replace any contiguous Work which is damaged under CFZ´s charge.

Unless the Scope Manual provide the contrary, all inspections, tests and approvals of methods or means of construction, materials or workmanship included in the work shall be performed at such times by CFZ by a independent inspection and will be available to VOLCANO. VOLCANO can request a second independent inspection paid by VOLCANO, if the test is contradictory with CFZ´s test, CFZ will reimburse VOLCANO for the test.

CFZ shall be responsible for contracting the air balancing, commissioning and validation. CFZ may be subject to a second validation performed by an independent third party chosen and paid for by Volcano. In case the second validation is rejected the cost for repeating the validation will be assumed by CFZ.

The following is a further description of the full scope of CFZ’s Construction Phase Services.

3.2

Work performed by Subcontractors. CFZ will be responsible to VOLCANO for all actions or omissions in the Work, whether its own and/or of its Subcontractors and it will be responsible for ensuring that all of its Subcontractors act in accordance with all obligations and regulations that are contained in or are derived from this Contract and the other Construction Documents including, without limitation, the General Conditions.

CFZ shall request from all Subcontractors guarantees for all Work, in the amount and terms consistent with CFZ’s obligations set forth in this Contract. In the event that VOLCANO terminates this Contract due to a breach of CFZ’s obligations contained herein, CFZ agrees to assign to VOLCANO, at VOLCANO’s request, it rights under any or all subcontracts for the Work and/or all rights it may have against all Subcontractors related to warranties and guaranties provided on the Work.

3.3	Scheduling: A vital management tool of CFZ on the Project will be the Master Schedule, referenced in Section 2.1.5 above. Recognizing the importance of the scheduling process, CFZ will utilize the following tools to monitor and control the rate and sequence of Work:

3.3.1	Master Schedule: Master Schedule will be developed during preconstruction, and refers to a realistic overall schedule outlining in general terms all activities from the earliest feasibility studies to final construction completion of all phases of the Project. This Master Schedule is an overall schedule of the total Project, and forms the basis for subsequent scheduling.

3.3.2	Detail Schedules: During construction the Master Schedule is broken down into more detailed components. These Detail Schedules monitor and manage the day-to-day construction activities while still being tied back to Master Schedule.

3.3.3	CFZ shall update all schedules monthly using the schedules provided by the Subcontractors, labor and equipment, and shall incorporate the activities of the Subcontractors on the Project, activity sequences and durations, allocation of labor and materials, processing of shop drawings, product data and samples, and delivery of products requiring long lead time and procurement. CFZ’s responsibility is to assemble this information and present it to VOLCANO for approval. CFZ shall update and reissue the Master Schedule as required to show current conditions. If an update indicates that the previously approved Master Schedule is showing any delay, CFZ will perform corrective actions, unless the delay is due to VOLCANO’s actions for failure to perform such actions, in which case, if additional funds are required due such delay, the established Change Order procedure will be followed.

3.3.4	CFZ shall prosecute and perform the Work with the utmost dispatch consistent with good workmanship and agrees to complete the Work in accordance with the Construction Schedule. It is agreed that time is of the essence of this Contract and of all the provisions thereof. CFZ shall be entitled to have an extension of the Construction Schedule if and to the extent that completion of the whole Project is delayed solely by any of the causes set forth in Articles 3.3.4.1 through 3.3.4.5.

3.3.4.1	If rain on the construction site is documented to have caused an inability to conduct construction activity on the Shell, using reasonable and normal construction procedures. This will be properly documented and provided in writing to VOLCANO.

3.3.4.2	A Force Majeure event. As used in this Contract “Force Majeure” shall mean any event which (i) cannot be reasonably anticipated or controlled, (ii) which significantly affects contracted performance, and (iii) is not reasonably subject to the control of the party invoking it, whether (A) related to nature, including but not limited to fire, lightning, earthquake, or windstorm, flood or the like, or (B) related to man, such as but not limited to civil insurrection, war, strikes or other labor disturbances provided such strikes or labor disturbances affect the Costa Rican construction industry generally, or changes in the law or third party actions which, in both cases, could not have reasonably been foreseen.

3.3.4.3	Any delay, impediment or prevention caused by VOLCANO, its representatives, its contractors or vicarious agents (other than CFZ), and/or VOLCANO’s visitors, including delays caused by Change Orders given by VOLCANO, to the extent such delay has been identified and agreed to in the applicable Change Order as more fully set forth in Article 6, as well as delays due to failure of VOLCANO to respond to CFZ’s inquiries, or to provide approvals, or delays caused due to lack of payment (such delays, a “VOLCANO Delay”).

3.3.4.4	Unforeseen delays due to governmental or the corresponding authority decisions, including delays caused by the terms taken by the corresponding institutions and authorities in order to grant any permits required for the implementation of all planning, provided that CFZ has initiated and proceeded diligently with the necessary filings.

3.3.4.5	Delays by VOLCANO in making corresponding payment within the terms provided in the Payment Schedule, which delay exceeds the thirty (30) days.

CFZ shall, within a two (2) working days period, notify VOLCANO in writing of any delays and its impact towards the Delivery Date in the Construction Schedule caused by VOLCANO or its separate contractors, as well as any event that would permit an extension of time. If CFZ is delayed in the performance of CFZ’s Work by reason of an VOLCANO Delay (including delays in approvals of Change Orders, plans, etc.), then, subject to CFZ’s compliance with the foregoing notice provision, the Hand Over Date which is affected by such VOLCANO Delay shall be extended. Any delays in the performance of CFZ’s Work caused by changes in CFZ’s Work requested by VOLCANO (“VOLCANO Changes”) shall be deemed to be a VOLCANO Delay.

3.4	Cost Control: CFZ’s cost control process shall be implemented to monitor actual construction costs versus the accepted budget. Beginning with initial contract awards, the cumulative amount of committed funds is carefully monitored. The data is compiled and continuously compared to the approved estimate and updated by means of the Budget Execution Report. CFZ or a Subcontractor, as determined among such parties, shall be responsible for all cost-overruns, if any, of the Subcontractors, unless such excess costs have been approved by VOLCANO pursuant to a Change Order.

3.4.1	Construction Budget: An Initial Estimate Budget will be created by CFZ in the Preconstruction Phase, which shall be updated as provided for the schedules in Section 3.3 above. Each additional budget will be based on the documents issued at that time and will be compared with the Initial Estimate Budget or to the subsequent budget and the Contract Sum. The next budget will be based on the design development documents. CFZ will develop the itemized estimate and draw upon the local subcontractor market to assist in the budgeting and shall include the impact of the local market.

3.4.2	“Budget Execution Report”: A contract cost report is issued monthly summarizing the current financial status of the Project. The report shows the approved budget and notes all variances from that estimate due to changes initiated by VOLCANO or other required modifications. CFZ shall prepare the Budget Execution Report. The Budget Execution Report shows changes in two categories: “approved,” i.e. a Change Order has been approved by VOLCANO; “potential,” i.e. change estimate has been submitted and awaits approval by VOLCANO or an approximate estimate has been developed and submitted as an early warning system for identifying potential cost. CFZ shall develop cash flow reports and forecasts for the Project and advise VOLCANO as to variances between actual and budgeted or estimated costs. Acceptance and approval of all cash flow reports and forecasts prepared by CFZ will be subject to VOLCANO’s approval.

3.4.3

Payment Application and Change Order Procedures: Once a month CFZ shall submit Payment Applications for all approved Work performed, whether performed by itself or by Subcontractors and work with VOLCANO to establish a monthly Application for Payment procedure, including supporting documentation. CFZ will also develop a detailed Subcontract Change Order procedure control plan that shall apply to CFZ and all Subcontracts. As part of such plan, CFZ shall review requests for changes, assist in negotiating Subcontractors’ proposals, submit recommendations to the VOLCANO, and, if approved by VOLCANO, prepare documentation that incorporates the modifications to the applicable Subcontract. All applications for progress and final payment to Subcontractors will be sent to CFZ by Subcontractors, who shall review them and if approved, request final payment from VOLCANO.

3.4.4	Review of Applications for Payment from Subcontractors. Within seven calendar days after receipt of a Subcontractor’s payment application, CFZ shall review the payment application and all supporting documentation for the amounts claimed due to be in compliance with the applicable Subcontract and this Contract, and if CFZ approves such payment application CFZ shall forward to VOLCANO an equivalent CFZ Payment Application in accordance with the terms of this Contract including supporting documents and information.

3.4.4.1	For each Payment Application the CFZ Project Manager will review the Master Schedule and detailed work activities and any other documents necessary to determine the percent complete and the value of the installed work in accordance with the total cost of such work.

3.4.4.2	VOLCANO’s Project Manager shall have a term of seven calendar days to approve the Payment Application.

3.4.4.3	Once the Payment Application has been approved CFZ will submit the corresponding invoices to VOLCANO and VOLCANO shall pay for such invoices within the following fifteen (15) calendar days after an acceptable invoice was submitted. The monthly payment will not be a fixed amount but will depend on deliverables and Work completed through the date of Payment Application.

All invoices and Payment Applications shall be submitted via fax and email at:

Attention: Ivan Rojas Jovel

Tele/Fax number: 2228 8101

Email: irojas@volcanocorp.com with a copy to Linda Kaechele at lkaechele@volcanocorp.com

3.4.4.4	VOLCANO shall make payments of the amounts due to CFZ in accordance with the Payment Application and as provided herein.

3.5	Subcontractor Supervision and Responsibility. CFZ shall be fully responsible for all aspects of any Subcontractor’s performance of any part of the Work. CFZ shall accomplish this through the effectiveness of the following:

3.5.1.1	Meetings: CFZ will coordinate and manage all Project meetings, coordination meetings, and any additional meetings. CFZ will review the schedule, workmanship quality and cost. Volcano is in its right to call out for those meetings they consider pertinent to ensure the project track is appropriate or when a critical task requires to be coordinated by manufacturing experts. Minutes will be published for each Project Team meeting with copies distributed to VOLCANO’s Project Manager.

3.5.1.2	Field Supervision: CFZ will maintain field staff (Site Engineers), on-site full-time to monitor and coordinate all field construction activities. Such staff will schedule and conduct meetings with the Subcontractors to control the supply and utilization of their manpower, materials and equipment they are responsible for quality control and enforcing the Project Specific Safety Program and Quality Programs. CFZ will observe all testing performed by the Subcontractors as required to verify conformance with contractual Subcontracts for each aspect of the project including start-up and check out of utilities, operational systems and equipment.

3.5.1.3	CFZ shall arrange and coordinate for the Subcontractor’s performance of the delivery, storage, protection and security of materials, systems and equipment that are a part of the Project until such items are incorporated into the Project. CFZ agrees to hold harmless VOLCANO with respect to any loss of or damage to such materials, systems and equipment to the extent the loss of or damage to such materials, systems and equipment was due to CFZ’s negligence or willful misconduct.

3.5.1.4	CFZ shall maintain on a current basis at the Project site records of all Subcontracts, Construction Documents, drawings, specifications, addenda, Change Orders and other modifications, samples, purchases, materials, equipment, maintenance and operating manuals and instructions, and other construction-related documents, including all revisions;

3.5.1.5	CFZ shall answer all questions for interpretation of the Construction Documents.

3.5.1.6	Monthly Progress Report: CFZ will be submitting a monthly Project update report that will include:

•	Executive Summary.

•	Progress Pictures.

•	Permit Log Update.

•	Master Schedule Update including Work completed for the period.

•	Long-lead Items Status.

•	Design Log Update.

•	Quality Control Report.

•

Budget update including cash-flow and forecast reports, and cumulative total of the cost of the Work to date including compensation of CFZ and Reimbursable Costs (authorized and claimed), if any, and all sums paid to Subcontractors, as well as the amounts pending.

•	Earned Value Analysis

•	Critical Information Required by VOLCANO.

•	Safety report that includes any lost time accidents.

•	Concerns (if any) and planned major activities or milestones planned for next month.

•	Any other items VOLCANO may require

3.5.2

Quality Control: CFZ’s Quality Control Program starts during the Preconstruction Phase and continues through the entire life of the Project. During the design period, CFZ will review Subcontractor shop drawings and specifications, and other submittals and documents prepared by the Subcontractors (“Submittals”) for conformance to the applicable Subcontract and Construction Documents. CFZ shall identify and document any problem areas and have them solved with Subcontractors, and confirm that Subcontractor understands the installation techniques and the quality control standards that will be expected and enforced.

The first operation of any new trade is closely monitored to assure that the expected level of workmanship is established from the outset. A day-to-day check of the Work is made by the appropriate staff of CFZ to guarantee that the level of consistency is maintained. CFZ shall monitor and review all Work for conformance to the Construction Documents.

3.5.2.1	CFZ shall assist in the scheduling and monitor the sequence of the Work in accordance with the Construction Documents and the latest approved Master Schedule. The Master Schedule, and all budgets shall be approved by VOLCANO after review and comment by CFZ. CFZ shall inform VOLCANO in advance of any event that may create a delay in the Work or increase in any Project budget. Upon informing VOLCANO of such an event, CFZ shall assist the Subcontractors in developing cost effective solutions to such an event for VOLCANO’s review and approval. CFZ and the Subcontractors shall perform all corrective work in accordance with VOLCANO’S recommendation on any remedial plan.

3.5.3	Cash Flow control, exemptions and accounting:

3.5.3.1	Cash Flow Control: CFZ shall communicate with all Subcontractors at the Project in regard to payment procedures. CFZ shall establish a monthly payment application procedure consistent with the payment provisions of this Contract.

3.5.3.2	Exemptions: CFZ is a Free Trade Zone Regime beneficiary, and as part of its benefits it is exempted of import duties and of local sales taxes. Since VOLCANO is processing the application of such benefits pursuant to the Free Trade Zone Regime, and is still not a beneficiary, CFZ shall, as process facilitator, acquire all local materials and services, and import and process materials and/or equipment that will be used or installed in connection with Project, to the fullest extent permitted by PROCOMER and applicable law, until such items can be transferred to VOLCANO, under the proper customs procedures. All purchase and exemption purposes shall be in accordance with Article 5 below and CFZ will transfer all exempted works, materials and equipments to VOLCANO at end of construction of the Project.

3.5.3.3	Accounting: CFZ shall keep all construction accounting and control of the exemptions in order to help VOLCANO to take full advantage of the free zone exemptions and at the same time have a direct control of the Project disbursements and cash flow. CFZ shall not be liable for any lost or rejected exemption in materials or inventory by the respective legal authorities.

3.6	CFZ shall provide the following deliverables by the conclusion of the Construction Phase or before if required by VOLCANO:

3.6.1.1.1	As built drawings.

3.6.1.1.2	Required documents for commissioning and validation.

3.6.1.1.3	Operations and Maintenance Manuals.

3.6.1.1.4	Submittal package that includes information on equipment.

3.7	Design Development and Specifications: CFZ will develop the design based on approved layout and scope manual provided by VOLCANO.

3.7.1	Construction Documents: Design Architects and Engineers will prepare detailed construction drawings of all systems, final specifications, final equipment selections, including all information to allow Subcontractors and vendors to price the work. Shop drawings and other installation drawings are responsibility of the Subcontractors.

3.8	CFZ’S Authority: CFZ shall advise and consult with VOLCANO during the performance of its Construction phase of the Work. CFZ shall have no authority to act on behalf of VOLCANO except to the extent of authorizations explicitly granted pursuant to this Contract. In no event shall CFZ be considered an agent of VOLCANO or be expressly authorized to enter into contracts on behalf of VOLCANO.

3.9	Access to the Work: The Subcontractors and CFZ shall provide VOLCANO access to the Work in preparation and progress wherever located.

3.10	General Conditions: CFZ shall also comply with all conditions of the General Conditions, which are incorporated herein and are an integral part of this Contract.

ARTICLE 4 CHANGE ORDERS

4.1	Alterations, additions or deductions may be made in the Work herein, but said alterations, additions and deductions may only be made by means of a Change Order.

4.1.1	VOLCANO may request a Change Order in writing to CFZ, in the form attached hereto as Schedule Six, “Change Order Request”. Such Change Order Request shall include a description of the required work and technical specification of fixtures, furniture and equipment (FF&E) to be installed, if applicable.

4.1.2	Approval of Subcontract bids and incorporation of the Subcontractor’s work as part of the Work and subcontract price thereof within the Cost of Work shall occur pursuant to a Change Order.

4.2	Modifications to the Master Schedule including extensions that impact the Build-out Substantial Completion may only be made in accordance with the terms of the Contract, and only by means of a Change Order.

4.3	CFZ shall submit to the VOLCANO Project Manager for his approval all Change Orders, in the form attached hereto as Schedule Seven, and including the following information:

4.3.1	Soft cost which shall include, but are not limited to:

(a)	Custom clearance fees;

(b)	Insurance (costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes to the extent applicable to the Change Order);

(c)	Permits, temporary installations, quality control, utilities for construction, along with printed materials, mailing to VOLCANO and other equivalent reasonable soft costs actually incurred.

4.3.2	Direct Construction cost from Subcontractors which shall include, but not limited to:

(a)	Labor (including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation, as well as additional costs of supervision and field office personnel directly attributable to the Changes Order);

(b)	Materials, tools and equipment (including supplies and equipment, cost of transportation thereof and taxes thereon, whether incorporated or consumed, as well as rental costs of machinery and equipment exclusive of hand tools, whether rented from CFZ or others, provided however that (i.a) if such items are rented from CFZ, the rental charges shall not exceed the average amount which would be charged by unrelated third parties engaged in the business of renting such machinery and equipment, for which a sample of three companies may be used; and (i.b) VOLCANO shall only be charged for the period of rental during which the equipment has been used in the construction activity, which shall include the times of activity, support and stand by times;

(c)	Consumables, subcontracts, FF&E, fleets, and contingencies;

4.3.3	Each Change Order shall include CFZ’s Construction Management Fee of twelve percent (12%) of the total Cost of Work incorporated in the Change Order pursuant to Section 4.1.2 or 4.3.2.

4.3.4	Time of completion and its impact, if applicable, on the overall Master Schedule, in case the Change Order affects the critical path of the Project.

4.3.5	Change Order Payment Schedule: Change Orders will be paid by VOLCANO in accordance with the terms of the applicable Change Order and otherwise in accordance with the payment provisions of the Contract. VOLCANO will hold ten Percent (10%) retainage on all payments associated with the Change Order (“Change Order Retention”) to be paid to CFZ on the Hand Over Date. The Punch List Value corresponding to such Change Order times two will be retained until Final Completion.

4.3.6	Change Orders for Work to be performed by Subcontractors with a total price of fifty thousand dollars (US$50,000.00) or more, shall be based on offers from at least three bids, unless otherwise authorized by VOLCANO, after having performed an appropriate bidding process as per Sections 2.1.6 and 2.1.9 herein. VOLCANO shall authorize one of the three offers. Change Orders for Work with a total cost inferior to fifty thousand dollars (US$50,000.00) do not require a bidding process, however they do require a third party firm offer.

4.4	VOLCANO will have five (5) working days to accept or reject the Change Order proposal given by CFZ. CFZ will only perform Change Orders with VOLCANO’s written confirmation and acceptance from VOLCANO’s Project Manager, and CFZ waives any right to payment for work that it or its Subcontractors perform which is beyond the scope of the Construction Documents or was not approved by a written Change Order signed by both the VOLCANO’s Project Manager and CFZ’s Project Manager. However if VOLCANO does not respond by accepting or denying a Change Order, or if VOLCANO denies such Change Order, CFZ shall continue with the Work as intended as per the Construction Documents.

4.5	All Work shall be made in compliance with the Condominium by-laws, park regulations, construction codes effective in Costa Rica, and all applicable legal requirements.

4.6

On the Final Completion of the Project or earlier termination of this Contract, CFZ shall transfer all original documents including but not limited to the as built drawings related with the performance of the Work and the Project to VOLCANO, as well as copies of all original invoices and contracts used for performing the Work, and all alterations, additions or deduction thereto. CFZ the original invoices and contracts, for a period of five (5) years after said Work is performed. VOLCANO or its authorized representative shall have the right at its request to audit and inspect all such records during the above period.

ARTICLE 5 WORK CLOSE OUT – HAND OVER DATE

5.1	CFZ shall deliver the Project when it is “substantially completed” in accordance to the Scope Manual and the Building Layout provided by VOLCANO and as of the as built drawings provided by CFZ and approved by VOLCANO (such date, the “Hand Over Date”). The as built drawings are understood to be duly signed by the professionals responsible of the Project by either the subcontractor or Coyol. “Build-out Substantial Completion” shall be defined as the point at which CFZ has completed each part of the Project at least ninety five percent (95%) completion so long as the Facility is capable of operating for its intended use at full capacity subject to any part of the Work that is not required to be completed as part of Build-out Substantial Completion pursuant to a Change Order that has been mutually agreed to be executed thereafter due to build-out or operations schedule requirements.

5.2	CFZ shall deliver the Facility to VOLCANO in a clean and proper state, free of any waste, and any other left over material, and ready for VOLCANO’s separate tool and equipment installation.

5.3	At the Hand Over Date, VOLCANO Project Manager and CFZ Project Manager shall inspect the Building and review the Build Out Acceptance Report which shall include a list which sets forth any pending Work, (hereinafter the “Build-out Punch List”) as well as the timing of their final delivery, as deemed appropriate. The Build-out Punch List will include the value of all Punch List items (“Punch List Value”). In case of acceptance, VOLCANO Project Manager and CFZ Project Manager shall sign the Acceptance Note included in the report, and CFZ will provide an invoice of all amounts owed to CFZ for payment within the following thirty (30) calendar days. In case of dispute regarding Build-out Substantial Completion, parties will have to solve such dispute, as indicated in Section 16.4. The Build-out Acceptance Report will be submitted to VOLCANO by CFZ for its acceptance on the date of inspection.

5.4	All warranty periods commence 30 days after the Hand Over Date, from this date on all risks pass from CFZ to VOLCANO.

5.5

Within sixty (60) days after the Hand-Over Date, CFZ shall complete the Build-out Punch List (unless any such items were explicitly agreed to be completed within a shorter or longer period), supply VOLCANO with a set of documents related to the Building, including as built plans duly signed by authorized engineers from subcontractors and

Coyol, a confirmed list of all Subcontractors, design calculations, all operational documents and manuals of all equipment installed, as provided by vendors. Upon the satisfaction of the foregoing, the Project shall be deemed to have achieved “Final Completion”, and CFZ will provide an invoice of all amounts owed to CFZ (including Retentions), for payment within the following thirty (30) calendar days. CFZ shall also deliver any remaining undelivered formal contract termination (in the form attached as Schedule Eight) (the “Subcontractors Termination”) from all subcontractors that have performed work related to the Project.

5.6	Turnover: to ensure the proper use of the finished Work, CFZ will coordinate and document the necessary training for Volcano’s personnel, designated by Volcano’s Project Manager on Hand Over Date or before. It is required that Volcano’s designated personnel signs the training log that demonstrates such training has been provided by CFZ or its Subcontractors within 30 days of the Hand Over Date. CFZ will also assist the facilities personnel in evaluating systems performance in the critical break-in periods where required.

5.7

If the Build-out Substantial Completion does not take place as required in the Built Out Master Schedule (as duly changed), and such delay continues for more than forty-five (45) calendar days, then starting on the forty-sixth (46th) day of delay other than due to a Force Majeure or VOLCANO Delay, CFZ shall pay VOLCANO as liquidated damages as a fixed and sole compensation for damages or losses due to delay, of an amount equal to four thousand dollars per day ($4000), calculated for every additional day of delay (“Liquidated Delay Damages”). The maximum damages for any claims under this Contract which any of the parties shall pay to the other arising out of any delays, whether caused by CFZ (or any Subcontractor) shall be limited to one hundred and twenty (120) days of Liquidated Delay Damages. Volcano warrant and acknowledge that they will not file any lawsuits or claims to recover additional amounts from the delaying Party due to delays.

5.8	If failure to achieve the Work Close Out continues for more than the one hundred and twenty (120) days of the date specified in the Master Schedule provided above, for reasons other than a VOLCANO Delay, VOLCANO shall have, at VOLCANO’s discretion, the additional right to give CFZ a written notice that it intends to deem the agreement terminated, as per Section 13.2.1 below. Nonetheless CFZ will still have the obligation to deliver “as built drawings” signed by the professionals in charge up to the point when the contract is terminated. Any errors other than those attributable to Volcano in the provided drawings that imply an additional expense for Volcano to continue with the works or that requires remediation shall be reimbursed by CFZ. CFZ will not be responsible for cost of omitted works in design.

ARTICLE 6 TRANSFER OF GOODS

6.1	Within eight weeks after Work Close Out, CFZ shall prepare a final statement of all transactions processed, and will transfer to VOLCANO through proper customs forms, the transactions and the possession of any equipment and works processed under this Contract, if required. Free Trade Zone beneficiary status of VOLCANO shall be VOLCANO´s responsibility.

ARTICLE 7 VOLCANO’s RESPONSIBILITIES

7.1	VOLCANO shall provide all requested relevant Project information to CFZ in a timely manner, including the Scope Manual including commissioning requirements and Preliminary Layout.

7.2	VOLCANO shall provide full information regarding requirements for the Project, including a program which shall set forth VOLCANO’s objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems, and site requirements.

7.3	All communications with the Subcontractors go through CFZ. However, if it becomes necessary for VOLCANO to communicate directly with a Subcontractor, VOLCANO shall notify CFZ in writing of the content of such communication. Said communication can be performed through a copy in the Subcontractor’s email.

7.4	VOLCANO shall promptly furnish all requested review and approval or other appropriate action with respect to all submittals by CFZ including, without limitation, any samples, estimates, schedules, budgets, shop drawings, construction Subcontracts, bid awards, Change Orders, purchase orders contracts and other items submitted and/or proposed by CFZ. Failure by VOLCANO shall result in an adjustment to the Master Schedule and Contract Sum; provided, however, any such extensions or adjustments are only applicable if documented pursuant to a Change Order as provided herein.

7.5	VOLCANO hereby designates Iván Rojas (hereinafter referred to as the “VOLCANO Project Manager”) to perform the management of the Project and supervise the Work for VOLCANO. VOLCANO hereby provides a special power of attorney (in accordance with article 1256 of the Civil Code of Costa Rica, when required) and authorizes the VOLCANO Project Manager to act on behalf of VOLCANO or communicate with CFZ on behalf of VOLCANO with regards to the Work to the extent within the scope of this Contract including Change Orders to be made. CFZ shall have the right to rely on such communications from the VOLCANO Project Manager as if they were made by VOLCANO directly.

For clarification purposes, additions and modifications to this Contract, the Build-out Acceptance Report, and Change Orders are only valid if they have been accepted in writing by the VOLCANO Project Manager.

Therefore the VOLCANO Project Manager is:

Name: Ivan Rojas Jovel

Tel: 8831 6469

Fax: 506 22047580

Email: irojas@volcanocorp.com

7.6	VOLCANO may also designate in writing an on “Site Second Project Manager” that equivalent powers of attorney as VOLCANO’s Project Manager, to help assist the VOLCANO Project Manager. Therefore, in addition to furnishing the VOLCANO Project Manager with all information (s)he may require related to the Project, CFZ shall also provide the same information to the Site Second VOLCANO Project Manager. VOLCANO may designate a replacement Site Second VOLCANO Project Manager upon prior written notice to CFZ, however all decisions shall be executed by the VOLCANO Project Manager.

7.7	Payment to CFZ in accordance to all Payment Schedules required for the Project subject to CFZ’s satisfaction of the Payment Application provisions set forth herein.

ARTICLE 8 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER DOCUMENTS

8.1	The drawings, specifications and other documents prepared by the CFZ, or the Subcontractors, are instruments of the creator of such documents, through which the Work to be executed is described. CFZ may retain one record set, and shall request a second set and an AUTOCAD copy to provide to VOLCANO. CFZ should provide structural, mechanical, electrical and other necessary calculations and memoirs used to the design estimations. VOLCANO shall not own or claim a copyright in the drawings. The drawings, specifications and other documents prepared by CFZ, or the contractors, and copies thereof furnished to VOLCANO, are for use solely with respect to this Project and any repairs, modifications, expansions of the Building or other uses reasonably necessary by VOLCANO to beneficially use and occupy the Building (collectively, the “Permitted Uses”). VOLCANO is granted an irrevocable, limited license to use and reproduce the drawings, specifications and other documents, appropriate to and for Work the Permitted Uses.

8.2	All intellectual property performed by CFZ or Subcontractors within the scope of works and services indicated in this Contract, including but not limited to the construction plans and Scope Manual shall be delivered to VOLCANO in case of an advanced termination of the Contract or at the contract release. At the same time, VOLCANO may request copies of any documents that may constitute an intellectual property at VOLCANO’s cost, without denial by CFZ or Subcontractor.

8.3	All drawings, specifications and other documents related to the design of the Facility are confidential and CFZ shall execute confidentiality agreements with all Subcontractors.

ARTICLE 9 CONTRACT SUM AND CFZ’S COMPENSATION

9.1	Contract Sum: VOLCANO intends to hire CFZ on a cost-plus basis whereby CFZ shall perform or cause to be performed the Work for the Cost of Work (hereinafter defined) plus the Construction Management Fee (hereinafter defined) and Reimbursable Costs (hereinafter defined).

As Subcontracts are awarded and the value of the overall budget re-affirmed and accepted by VOLCANO, the aggregate sum of the approved Subcontract prices, all of which shall be based on a fixed price or guaranteed maximum price basis (collectively, the “Cost of Work”), together with the Construction Management Fee and any approved Reimbursable Expenses shall be deemed the “Contract Sum” and, with respect to VOLCANO, shall be a fixed for the complete performance of the Work unless modified pursuant to a Change Order. Any savings whereby the actual Cost of Work, Reimbursable Expenses and Construction Management Fee is less than the Contract Sum shall inure 100% to VOLCANO. It is understood that if and to the extent not all of the trades are bid and awarded at the same time, the Contract Sum shall be increased by Change Order to reflect the acceptance of additional bids as approved by VOLCANO.

9.2	Construction Management Fee: Compensation by VOLCANO to CFZ for performance of the Services under the Contract shall be of twelve per cent (12%) of the Initial Estimate Budget (“Construction Management Fee”). Once such amount is defined, the twelve per cent shall be calculated, and it will be deemed an anticipated guaranteed maximum fee (the “GMF”) that shall be paid as follows:

(a)	Upon definition by the Parties of the GMF, VOLCANO shall pay CFZ an advance of such fee, the “Construction Management Fee Advance”, in the amount of twenty per cent (20%) of the total GMF. CFZ will invoice such advance immediately and VOLCANO must provide payment within fifteen (15) days after the invoice.

(b)	As per Article 4, each Change Order shall include a Change Order Direct Cost plus Construction Management Fee, that shall be independent of the GMF as well as the corresponding Payment Schedule for such Change Order.

(c)	Monthly installments of the Construction Management Fee shall be adjusted less 20% in consideration of the construction fee advance described in Section 9.2 (a).

9.3	Services to be provided by CFZ included in the Construction Management Fee shall be all those included herein.

9.4	Significant scope variations to the Scope Manual provided to CFZ such as the addition of another phase may result in a modification (an increase or decrease, as appropriate) to the Construction Management Fee if mutually agreed pursuant to a Change Order.

9.5	CFZ shall not perform any Additional Services, nor make any addition to or deletion from, the Scope Manual except by written Change Order signed by VOLCANO.

9.6	If and to the extent that the Term is extended or Construction Management Fee is adjusted, the balance of monthly installments of the Construction Management Fee shall be recalculated to reflect the extended Master Schedule and any adjustment in the Construction Management Fee. Such recalculation shall result in monthly installments of the Construction Management Fee that each are an amount equal to the unpaid balance of the Construction Management Fee divided by the total number of months remaining in the Term for which an invoice has not been properly submitted by CFZ. Partial months shall be treated as full months for purposes of recalculating the monthly installments of the Construction Management Fee.

9.7	Any reductions in the overall construction costs will be reflected in the Construction Management Fee. In such a case the management fee would be based on the total actual construction costs incurred.

9.8	CFZ will receive a 5% incentive over any savings incurred over the costs in accordance with the Initial Budget’s estimate.

ARTICLE 10 REIMBURSABLE COSTS

10.1

Pursuant to Article 9 herein, the Construction Management Fee payable to CFZ shall comprise the entirety of the CFZ’s compensation for the Services. Notwithstanding the foregoing, if CFZ is required to perform services not identified or reasonably contemplated within the scope of the services as determined in Article 2, 3 and Schedule Twelve or otherwise in this Contract and such additional services require CFZ to incur additional costs associated with the Project, CFZ shall request to VOLCANO in writing, approval to incur into a reimbursable cost “Reimbursable Cost Request”, and shall include in the request the calculation of the expense in reasonable detail. If CFZ does not receive a written objection from VOLCANO regarding the Reimbursement Cost Request within fifteen (15) days from VOLCANO’s receipt of the Reimbursement Cost

Request, CFZ shall be authorized to deem the costs included in the Reimbursable Cost Request as an Authorized Reimbursable Cost. Utilities, such as water, electricity, and similar, shall be considered an authorized Reimbursable Cost and shall be paid by VOLCANO accordingly.

10.2	Authorized Reimbursable Costs shall be paid to CFZ in the following month in which CFZ incurs into such Authorized Reimbursable Costs and shall be included in the monthly Payment Applications.

10.3	Reimbursable Costs agreed upon pursuant to Section 10.1 hereof are in addition to compensation for Services and Additional Services and include expenses incurred by CFZ and its employees and consultants in the interest of the Project.

ARTICLE 11 PAYMENTS TO CFZ

11.1	All payment of the Contract Sum shall be paid in accordance with a Payment Application as per Sections 3.4.3. and 3.4.4 above,

11.2	CFZ shall also include a monthly invoice including the Construction Management Fee then due, as well as the total Authorized Reimbursable Costs incurred during such term, with attached supporting documentation.

11.3	Any payments pending and amounts due to CFZ shall be made by VOLCANO to CFZ within fifteen (15) calendar days after the date of receipt of the invoice approved by VOLCANO in accordance with the Payment Applications provisions set forth in Section 3.4. Any delay beyond the aforementioned thirty (30) day period shall generate interest at an annual interest of 8.5% percentage points (calculated in a year of twelve months, and each month of 30 days). A breach is deemed to have occurred by VOLCANO if payment is delayed for more than sixty (60) days. Prompt payment is absolutely necessary.

11.4	VOLCANO will hold ten Percent (10%) retainage on all payments associated with the Contract Sum (“Rentention”) to be paid to CFZ on the Hand Over Date. The Punch List Value corresponding to such Contract Sum times two will be retained until Final Completion.

ARTICLE 12 INDEMNIFICATION

12.1

In accordance with article 1045 of the Civil Code, each Party (the “Breaching Party”) agrees to indemnify and hold harmless the other Party from any loss (including reasonable attorneys fees and other out of pocket costs), damage or liability attributable to or derived from a breach of this Contract by the Breaching Party, provided, however, that claims covered by the Construction Schedule and Term clauses of this Contract shall be resolved solely in accordance with the provisions and limitations contained in those articles, and provided further that neither Party shall be responsible to the other for any consequential damages or loss of profits related to the breach.

In addition, CFZ shall indemnify and protect VOLCANO for and against all losses and claims, complaints, suits, judgments, and resolutions of every kind and description, established or assessed against Volcano or CFZ, in virtue of any action or omission by CFZ, its agents or employees on a continuous basis. CFZ shall also be required to cover the reasonable expenses to lift any attachment or encumbrance that may have been ordered, for the reasons provided above, totally or partially, on the Facility. In any case neither Party shall be responsible to the other for any consequential damages or loss of profits related to action or omission.

ARTICLE 13 TERM AND TERMINATION

13.1	This Contract shall become effective upon the date of signature by both Parties (hereinafter the “Effective Date”), however the construction term within the Construction Schedule will only begin upon VOLCANO’s approval of the Initial Estimate Budget, the Scope Manual and the Construction Layout.

13.2	Either Party shall have the right to terminate this Contract with immediate effect in the event of a Substantial Breach, as hereinafter defined, of this Contract by the other Party.

13.2.1	A “Substantial Breach” by CFZ entitling VOLCANO to terminate with immediate effect shall be deemed to have occurred if:

(a)	bankruptcy or similar proceedings are instigated (voluntarily or involuntarily) against CFZ’s assets or CFZ;

(b)	if failure to deliver the Work, due to CFZ’s fault, exceeds one hundred and twenty (120) days of delay pursuant to Section 5.7;

(c)	CFZ interrupts its work without a legal cause or as otherwise permitted under this Contract, and does not resume within fifteen (15) days after written demand by VOLCANO; or

(d)	Any other material breach of this Contract by CFZ which is not cured by CFZ within thirty (30) days after CFZ received of written notice by of the existence of the material breach VOLCANO.

Upon such termination, VOLCANO may take possession of the site and complete the Work utilizing any reasonable means. In this event, VOLCANO shall be obligated to pay CFZ for all Services and Work properly performed or approved Change Orders (including all reimbursable and additional costs) through the date of termination. CFZ shall assign to VOLCANO, its rights under any or all subcontracts for the Work and/or all rights it may have against all Subcontractors related to warranties and guaranties provided on the Work.

Parties accept and acknowledge that VOLCANO will not terminate this agreement, and will hold CFZ harmless, will not file a claim or lawsuit against it, or request a sum for damages or losses, if the default is caused or due to Acts of God and/or Force Majeure. Also that any non compliance or delay, due to lack of or delay in obtaining permits that are CFZ’s responsibility, and that were diligently filed, shall not be considered as a Substantial Breach.

13.2.2	A “Substantial Breach” by VOLCANO will be deemed to have occurred: (a) if VOLCANO delays any payment due to CFZ for more than sixty (60) days, (b) if VOLCANO unilaterally ordered work stoppage that has carried on for sixty (60) days and (c) VOLCANO delays performance with its obligations that causes a delay in the Work Schedule for more than sixty (60) days. Such Substantial breach entitles CFZ to execute the Corporate Guarantee defined below.

13.2.3	Upon termination by CFZ in accordance with Section 13.2.2 as exclusive remedy, VOLCANO shall be obligated to pay CFZ:

(a)	The remaining Construction Management Fee that CFZ would have been entitled to if the Construction Management Agreement had been completed.

(b)	all costs of Work performed by Subcontractors plus and reasonable termination costs under such Subcontracts;

(c)	all reasonable demobilization costs; and

(d)	fair compensation for any materials, equipment, or other property retained by VOLCANO.

13.2.4	As a condition of receiving the payments described in the this section, CFZ shall cooperate with VOLCANO by taking all steps necessary to accomplish the legal assignment of CFZ’s rights and benefits to VOLCANO, including the execution and delivery of reasonably required documents.

13.3	Any notice for termination must be in writing, and delivered to the other Party. Such notice must be preceded by written indication of shortcomings and provisions of adequate deadlines (and in no event less than five (5) business days) for correcting the same.

13.4	Within fifteen (15) calendar days after termination of this Contract, CFZ shall deliver to VOLCANO all relevant materials, supplies and equipment paid for by VOLCANO and the Contract Documents in accordance with other provisions of this Contract.

13.5	The remedies provided in this Section 13 are all remedies applicable to the Contract, and neither Party shall be responsible to the other for any consequential damages or lost or anticipated profits, arising out of or relating to this Contract, even if an authorized representative of such party is advised of the possibility or likelihood of same, and Parties warrant and acknowledge that they will not file any lawsuits or claims to recover additional amounts from the defaulting Party other than as set forth herein.

13.6	In order to guarantee the compliance of VOLCANO’s obligations under this Construction Management Agreement, VOLCANO has delivered to CFZ an irrevocable Corporate Guaranty issued by VOLCANO’s affiliated company VOLCANO CORPORATION, a company duly incorporated and in good legal standing under the laws of the State of Delaware, (hereinafter “VOLCANO”) a copy of which is attached hereto as Schedule Four (the “Corporate Guaranty”) and shall remain valid from the date hereof until all obligations of VOLCANO as per this Agreement and the Construction Contract have been fulfilled.

ARTICLE 14 WARRANTY

14.1	CFZ warrants that it will perform the Work in accordance with the highest standard of care normally practiced by firms that possess (i) expertise and experience in performing services of a similar nature at the time and place the Services are performed, and (ii) extensive familiarity with the site upon which the Project is located and surrounding areas, and with the conditions under which the Work is to be performed (the “Standard of Care”). Without limiting the foregoing, CFZ is responsible for any defect in construction or the Work for a period of five years following Final Completion complete Project whether performed by CFZ or any subcontractor of any tier. The foregoing warranty is and shall be separate and independent from the any separate manufacturer’s warranty with respect to any materials or equipment. The obligations contained in this Article 14 are CFZ’s sole warranty obligations with respect to the performance of the Work. CFZ makes no warranties relating to schedules or completion dates, budgets, the cost of the Work or the Project, the Work performed by the Subcontractors, or any other warranties, express or implied, which are not expressly set forth herein. CFZ shall have no liability for any defects in CFZ’s Services directly attributable to CFZ’s good faith use and reliance upon any Construction Documents furnished by VOLCANO, where such Construction Documents provided by VOLCANO were the direct cause of such defects, or such other information furnished by or on behalf of VOLCANO, where such other information furnished by VOLCANO was the direct cause of such defects.

14.2	Each design professional or Subcontractor is responsible for any defect in construction or the Work for a period of five years following Final Completion of the Project. The foregoing warranty is and shall be separate and independent from the any separate manufacturer’s warranty with respect to any materials or equipment. CFZ and each applicable subcontractor shall take all steps necessary to ensure that the Work is performed in a manner that does not violate any such manufacturer’s warranty. CFZ will cooperate with VOLCANO in any actions taken to claim such statutory warranty. Liability shall not be applicable for the defects or damages caused by VOLCANO or due to VOLCANO’s fault.

14.3	The warranty does not apply to defects caused by normal wear and tear or the improper use of the finished Work in a manner for which it was not reasonably designed, intentional damage or Force Majeure.

ARTICLE 15 INSURANCE

15.1	VOLCANO shall carry “All Risk” Builders’ Risk (including the perils of boiler and machinery, and flood) for physical loss or damage to the project including materials and equipment on and off site and in transit if intended to become a part of the work. This insurance will provide insurance proceeds to insure repair and/or reconstruction of the Building, up to the total cost of construction of the Building. VOLCANO will pay its deductibles.

15.2	CFZ shall maintain the insurance coverage specified below in full force at all times during the performance of all work including Extra Work and Change Order work. CFZ hereby agrees that before commencing work it shall present to VOLCANO a fully executed Certificate(s) of Insurance in a form acceptable to VOLCANO demonstrating its existence the coverages described below in the amounts indicated. At the option of VOLCANO, CFZ shall also provide a certified copy of the insurance policies and all endorsements. CFZ is required to maintain the following minimum insurance coverages, requirements and endorsements necessary to effect its following.

(a)	claims under workers compensation, disability benefit and other similar employee benefit acts, which are applicable to CFZ employees for the options to be performed;

(b)	claims for damages because of bodily injury, occupational sickness or disease, or death of CFZ’s employees;

(c)	claims for damages insured by usual personal injury liability coverage which are sustained by a person as a result of an offense directly or indirectly related to employment of such person by CFZ;

CFZ	will pay its deductibles.

15.3	In the event that any work to be performed under this Contract is further sublet, CFZ will require the same insurance coverage, additional insured endorsements and limits from its subcontractors and to certify such insurance coverage to VOLCANO prior to the commencement of work. CFZ shall cause all Subcontractors to maintain insurance equivalent to that required of CFZ.

ARTICLE 16 MISCELLANEOUS

16.1	Any notice or written documents shall be delivered in person, with delivery acknowledged in writing, or by recognized international courier, with evidence of delivery provided and such delivery constituting the date of notice.

(a)	To CFZ:	At the administrative offices of ZFC, located in Coyol Administrative Building, Fax Number: (506) 2435-6000, to the attention of Carlos Wong with a copy to Catalina Soto Mora, ANS, Edificio Los Balcones Centro Corporativo Plaza Roble, San José, Costa Rica, Fax Number: (506) 2201-8850

(b)	To VOLCANO:	VOLCARICA, SOCIEDAD ANÓNIMA, at Arias&Muñoz offices in Forum Business Center, Building C, office One C one, Attention: Vicente Lines; email: vlines@ariaslaw.co.cr; Fax: 506 22047580 and VOLCANO’s Manager currently John Dahldorf and VOLCANO’s Project Manager currently Ivan Rojas Jovel email irojas@volcanocorp.com.

16.2	Any modifications to this Contract must be in writing and must be signed by both Parties.

16.3	The Parties recognize that differences sometimes arise in the course of a relationship and wish to avoid litigation. Accordingly, all claims, disputes and other matters in question between CFZ and VOLCANO arising out of or relating to this Agreement or the breach thereof, the Project, or the Work (“disputes”) shall first be submitted to negotiation and may, failing resolution, then be subject to arbitration as set forth below; however, in all other cases, all legal and equitable rights and remedies provided at law and equity are reserved.

Disputes claimed by either party must be made by written notice. Pending final resolution of any dispute, including arbitration in accordance with this Section, CFZ shall proceed diligently with performance of the Work to the extent it is unrelated to the dispute and the subject matter of the dispute does not inhibit the progress of the Work generally, and VOLCANO shall continue to make payments to CFZ in accordance with this Contract to the extent unrelated to the dispute. To the extent necessary in light of the circumstances, the Contract Term shall be extended by the period of time necessary to resolve any dispute. Such performance by CFZ and payment by VOLCANO shall not operate to waive or stop either party from pursuing the claim which gave rise to the dispute.

If any dispute arises, VOLCANO and CFZ shall each appoint an executive officer to meet for the purpose of resolving it. If the parties’ executive officers are able to reach an agreement, the dispute will be deemed resolved.

If after twenty (20) days from the date the dispute arose these negotiations prove unsuccessful in whole or in part, CFZ or VOLCANO may request that any remaining disputes be resolved by arbitration in accordance with the rules of the Engineers and Architects Board Arbitration of Costa Rica (Colegio de Ingenieros y Arquitectos de Costa Rica/CFIA) by a three member panel, one appointed by each party and the third by CFIA, and such disputes shall be arbitrated. Any award rendered pursuant to arbitration may include reasonable attorneys’ fees and costs, shall be final and binding upon the parties, and judgment may be entered upon it in a court of competent jurisdiction. All applicable statutes of limitations and the like shall be tolled while the requirements of this provision are pending, but only as to the issues hereby submitted for negotiation or arbitration. The arbitration process shall be before the Engineers and Architects Board Arbitration of Costa Rica and held in English. During such arbitration proceeding, CFZ shall continue to perform its work, unless there is an express agreement with VOLCANO to refrain from doing it. Likewise, during arbitration, VOLCANO cannot withhold any amounts payable to CFZ.

16.4	Assignment: The Parties hereby agree that they cannot assign their rights and obligations under this Contract totally or partially without prior written mutual approval. However, VOLCANO shall be allowed to assign its rights and delegate its duties hereunder without consent of CFZ: (a) to any entity which is controlled by or under the common control of VOLCANO, its ultimate parent or any of its affiliates. The Corporate Guarantee shall survive any such assignment, and remain valid without consent from CFZ, and (b) to a third Party as part of: (i) the sale or other transfer of all or substantially all of the assets of VOLCANO CORPORATION Parent, or, (ii) the acquisition by a third party, via merger or otherwise, of the outstanding equity of VOLCANO CORPORATION; provided, however the third party provides a Corporate Guarantee, with the same terms and conditions, and with no additional terms and conditions of the original VOLCANO Corporate Guarantee, accepts in writing the terms and conditions of this Contract and provides evidence a going concern letter by internationally recognized external auditing firm demonstrating their financial capacity to assume all payment obligation under this Contract .

16.5	CFZ shall be allowed to totally or partially assign or otherwise transfer the right to receive payments from Volcano pursuant to the terms of this Contract and therefore this Corporate Guaranty to a third party for purposes of financing or to provide guaranty for such financing, and such third Party has agreed in writing to all corresponding assigned terms, conditions, and obligations of this Contract and this Corporate Guarantee. CFZ shall notify VOLCANO and VOLCARICA of such assignment and VOLCANO shall discharge its payment obligations by paying in accordance with such an assignment. This Contract represents the entire arrangement between the parties concerning the subject matter hereof, and supersedes all written or oral concurrent or prior agreements or understandings with respect thereto. Neither party may claim any amendment, modification or release from any provision hereof by mutual agreement, acknowledgment or acceptance of a purchase order form or otherwise, unless made in writing and signed by authorized representative of both parties. Any conflict between the terms and conditions noted on the Contractor’s proposal and this Contract shall be governed by this Contract.

CFZ shall be allowed to assign or otherwise transfer this Agreement to a third party for purposes of financing or to provide guaranty for such financing, or provided the corresponding third Party has a rating equivalent or superior than CFZ as per Dunn & Bradster or similar entity, and such third Party has agreed in writing to all terms, conditions, and obligations of this agreement.

16.6	In the event that any provision of this Contract is found to be unenforceable under law, the remaining provisions shall continue in full force and effect.

16.7	This Contract shall be governed and the rights and duties created hereunder shall be interpreted and enforced according to the laws of the Republic of Costa Rica, regardless of the domicile of the Parties or the location of the Project.

16.8	This Contract has been made in 2 original copies in English language of which each of the Parties shall receive 1 copy each.

16.9	The Schedules identified in this Contract are incorporated herein by reference and are an integral part thereof.

16.10	Payment: Both Parties agree Volcano shall make good payment of its obligations under this Contract upon money being credited in CFZ’s bank account through a wire transfer in accordance with Schedule Eleven. CFZ reserves the right to act as per Section 13.2.2 in case of a payment delay.

16.11	Due to the nature of this Contract, the value for fiscal purposes cannot be estimated. Stamp taxes payment is to be divided equally among both Parties.

16.12	Either Party can appear before a Notary Public to file with the original copies kept by a Notary, without the presence of the other Party, at its own cost.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed by their duly authorized agent(s) the day and year first above written.

VOLCARICA, S.R.L.

Date:	September 23, 2010
Place:	San Diego, CA

Name:	John Dahldorf
/s/ John Dahldorf
Signature

Zona Franca Coyol, S. A.

Date:	September 23, 2010
Place:	San José

Name:	Andre Garnier	Name:	Jorge Monge

	/s/ Andre Garnier		/s/ Jorge Monge
	Signature		Signature

Schedule One*

Notarial Statements

a) VOLCANO

b) CFZ

Schedule Two*

Parcel One survey (Location Plan)

Schedule Three*

Executive Decree 252-2006

Schedule Four*

Corporate Guaranty

Schedule Five*

Master Schedule

Schedule Six*

Change Order Request

Schedule Seven*

Form of Change Order

Schedule Eight*

Subcontractor’s Termination

Schedule Nine*

Scope Manual

Schedule Ten*

Scope Manual´s Exceptions

Schedule Eleven*

CFZ’s Payment Information

Schedule Twelve *

CFZ’s Services

*	All schedules or similar attachments to the Design, Architecture, Engineering and Construction Management Contract have been omitted as permitted by SEC rules. Copies of such schedules or similar attachments will be furnished supplementally to the SEC upon request.